Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	State or Country of Incorporation or Organization
BSI Shoes, Inc.	Michigan
Chaco Outdoor, Inc.	Delaware
Dominican Wolverine Shoe Company Limited	Cayman Islands
Hush Puppies Retail, Inc.	Michigan

d/b/a

Hush Puppies

Hush Puppies & Family

Hush Puppies Factory Direct

Hush Puppies / Merrell

Hush Puppies / Merrell / Sebago

Hush Puppies / Merrell / Wolverine

Hush Puppies / Sebago / Merrell

Merrell

Rockford Footwear Depot

The Slipper Store

The Slipper Store.Com

Track ‘N Trail

Hy-Test, Inc.	Michigan
Sebago Dominican Limited	Cayman Islands
Sebago International Limited	Cayman Islands
Sebago Realty, LLC	Delaware
Sebago USA, LLC	Delaware
Spartan Shoe Company Limited	Cayman Islands
Wolverine Consulting Services (Zhuhai) Company Limited	People’s Republic of China
Wolverine de Argentina, S.R.L.	Argentina
Wolverine de Costa Rica, S.A.	Costa Rica
Wolverine de Mexico S.A. de C.V.	Mexico
Wolverine Design Center, Inc.	Michigan
Wolverine Europe B.V.	The Netherlands
Wolverine Europe Limited	England & Wales
Wolverine Europe Retail B.V.	The Netherlands
Wolverine Europe Retail Limited	England & Wales
Wolverine International GP, LLC	Michigan
Wolverine International, L.P.	Cayman Islands
Wolverine International S.à.r.l.	Luxembourg
Wolverine International, S.L.	Spain
Wolverine Newco Cayman, Ltd.	Cayman Islands
Wolverine Outdoors, Inc.	Michigan
Wolverine Procurement, Inc.	Michigan
Wolverine Slipper Group, Inc.	Michigan

d/b/a	Wolverine Slipper Group

Wolverine Sourcing, Inc.	Michigan
Wolverine Sourcing, Ltd.	Cayman Islands
Wolverine World Wide Canada ULC	Alberta
Wolverine World Wide Europe Limited	England & Wales
Wolverine World Wide HK Limited	Hong Kong
Wolverine Worldwide Leathers HK Limited	Hong Kong
Wolverine Worldwide Leathers, Inc.	Delaware